Exhibit 10.2

James Otieno	Hewlett-Packard Company
VP, Executive Compensation and Services	3000 Hanover Street, ms 1025
Palo Alto, CA 94304
www.hp.com

To:	Ann O. Baskins	Date:	September 28, 2006

From:	James Otieno	Subject:	Benefits Summary Upon Resignation

Employee Name:

Ann O. Baskins
Hire Date:	01/11/82
Termination Date:	09/27/2006

The following is a summary of benefits, payments, and other consideration which will be provided to you upon your voluntary resignation.

☐            Termination Date: September 28, 2006.

☐            Equity:

☐            Stock Options:

•                  You will have until the close of the market on November 22, 2006 to exercise your options that are vested as of September 28, 2006.

•                  In addition, your unvested outstanding stock options as of September 28, 2006 will expire on November 22, 2006. On November 20, 2006, the vesting of a number of your unvested outstanding stock options, beginning with the stock options with the lowest exercise price and continuing with stock options having increasingly higher exercise prices, will be accelerated so that the aggregate intrinsic value of the accelerated stock options equals $1 million on November 20, 2006.  The intrinsic value of an accelerated option is equal to the excess of the average of the high and low prices of a share of the Company’s common stock on November 20, 2006 over the exercise price of such accelerated option. You will have until the close of the market on November 22, 2006 to exercise such accelerated options.

•      If the structure or timing of the stock option treatment causes or would cause you to incur penalties, fines, or extraordinary tax consequences under Section 409A of the Internal Revenue Code, and any or all of such negative consequences can be cured by restructuring the equity payment but without any additional financial consequences to HP, the parties agree to restructure the stock option treatment in good faith and within reason to cure such curable negative consequences, and to do so by amending this Agreement promptly, on your request.  You will notify HP in care of Charles N. Charnas at charles.charnas@hp.com of any request to restructure no later than Noon Pacific time, September 29, 2006.

☐            Restricted Stock: Upon termination all shares of restricted stock will be forfeited.

☐            Benefits: You will receive a payout of any accrued retirement benefits that are applicable, this includes: 401k savings and US Pension Benefits (including but not limited to the HP Excess Benefit Plan).   Please note that you may be able to rollover some of the retirement payouts into a qualified account to preserve favorable tax treatment.  In addition, you will receive a cash payment of the balance of your unused vacation time.

☐            Computer Equipment:  Office and home equipment (laptop, home pc, printer etc.) must be returned to HP upon your termination.

☐            Health:  You are eligible to participate in HP’s continued Group Medical through COBRA for up to 18 months.

☐            Release and Waiver of Claims:  As a condition to receiving these terms, you must sign a general waiver and release agreement.

Ann, above are the essential terms of the agreement between you and HP concerning the termination of your employment.  There will be no other payments to you other than those specified above.

I hereby resign as of the resignation date above.

Ann, please sign below to indicate your agreement with the terms and conditions set forth in this document.

Hewlett-Packard Company
/s/ Ann O. Baskins		/s/ Charles N. Charnas
Ann O. Baskins		By: Charles N. Charnas
Vice President, Deputy General Counsel and Assistant Secretary

Date:	September 28, 2006	Date:	September 28, 2006

Other Termination Benefits:

This summary table is intended to provide summary information only.  The terms of your agreement and applicable plan documents/plan notices govern.

Program	Benefit	Comments
Health
Medical	• UHC Core $1,200 Deductible PPO (You Only)

•  Coverage ends on date of termination, but can be continued for up to 18 months under COBRA.

•  Current COBRA premium for You Only is $341.41/month. Costs are subject to increase annually effective each January 1.

•  A COBRA packet will be mailed to you from the HP Benefits Center.

•  To enroll in COBRA or ask questions about your coverage, please call the HP Benefits Center at 1-800-890-3100 (choose the “Benefits Center” option)

Dental	• HP Dental Plan (You Only)

•  Coverage ends on date of termination, but can be continued for up to 18 months under COBRA.

•  Current COBRA premium for You Only is $38.90/month. Costs are subject to increase annually effective each January 1.

•  A COBRA packet will be mailed to you from the HP Benefits Center. To enroll in COBRA or ask questions about your coverage, please call the HP Benefits Center at 1-800-890-3100 (choose the “Benefits Center” option)

Vision	• HP Vision Plan (You Only)

•  Coverage ends on date of termination, but can be continued for up to 18 months under COBRA.

•  Current COBRA premium for HP Vision Plan for You Only is $11.51/month. Costs are subject to increase annually effective each January 1.

•  A COBRA packet will be mailed to you from the HP Benefits Center.

•  To enroll in COBRA or ask questions about your coverage, please call the HP Benefits Center at 1-800-890-3100 (choose the “Benefits Center” option)

Employee Life Insurance	• 1 x Pay ($500,000)

•  Coverage ends 31 days following your date of termination.

•  Portable term life insurance coverage can be continued or converted to an individual policy through Prudential.

•  Applications for porting life insurance coverage or converting life insurance coverage will automatically be mailed to you after termination.

•  Applications must be completed and submitted within 60 days of termination.

Employee AD&D	• 1 x Pay ($500,000)

•  Coverage ends on date of termination.

•  Portable term AD&D coverage can be continued directly through Prudential.

•  Application for portable AD&D coverage will automatically be mailed to you after termination.

•  Application must be completed and submitted within 60 days of termination.

•  In order to continue AD&D insurance coverage, you must also continue life insurance coverage.

LTD Dependent Health Continuation	• 60% of Pay	• Coverage ends upon termination. • Conversion option not available for this plan.
Other Benefits
HP 401(k) Plan	• Total Balance* as of 9/26/06 is $432,767.71; 100% Vested * Balance may change due to market fluctuation.	• Account will be available for a distribution or could remain in the Plan until as late as age 70.5.
HP Retirement Plan	• Estimated lump sum of $199,646 or monthly annuity of $1,075 with commencement date of 10/01/2006.	• Balance is fully vested. • This money will be payable as lump sum or annuity following termination or could remain in the Plan until as late as age 70.5.
HP Deferred Profit Sharing Plan	• Estimated lump sum of $203,296 or monthly annuity of $1,094 with commencement date of 10/01/2006.	• Balance is fully vested. • This money will be payable as lump sum or annuity following termination or could remain in the Plan until as late as age 70.5.

Excess Benefit Plan (the nonqualified portion of the HP Retirement Plan)	• Estimated lump sum of $946,210 payable as a lump sum April 2007.	• Balance is fully vested. • This money will be paid as a lump sum the seventh month following termination (April 2007).
Vacation Accrual Payout	• Accrued hours not taken will be paid out at termination (refer to final pay stub).	• Accrued hours not taken will be paid out at termination (refer to final pay stub).
Computer Equipment	• All office and home office equipment must be returned to HP

REMEMBER TO UPDATE YOUR ADDRESS

All future payments, benefit information and communications will be sent to the home address on file at Hewlett Packard. If your home address changes, you must complete and submit a Change of Address form to HP. Having your current address on file will help to ensure that payments and important communications are received.